Exhibit 99.1

Arrow Electronics Amended Credit Facility Increased to $1.5 Billion

-- Maturity Extended to December 2018 –-

ENGLEWOOD, Colo.--(BUSINESS WIRE)--December 18, 2013--Arrow Electronics, Inc. (NYSE:ARW) announced that the company has amended its credit facility, extending its maturity to December 2018 and its capacity to $1.5 billion. The credit facility previously matured in August 2016 and totaled $1.2 billion.

"Our ability to increase the size of our credit facility to $1.5 billion and extend the maturity reflects the strength of our company," said Paul J. Reilly, executive vice president, finance and operations, and chief financial officer. "When combined with our strong cash flows and balance sheet, the credit facility enhances our financial flexibility to continue to drive strategic growth."

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 100,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 470 locations in 55 countries.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release includes forward-looking statements that are subject to numerous assumptions, risks and uncertainties that could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company’s implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, risks related to the integration of acquired businesses, changes change in legal and regulatory matters, the company’s ability to generate additional cash flow and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements which are not statements of historical fact. Forward-looking statements can be identified by forward looking words such as “expects,” “anticipates,” “intends,” “plans,” “may,” “will,” “believes,” “seeks,” “estimates,” and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

CONTACT:
Arrow Electronics, Inc.
Contact:
Greg Hanson, 303-824-4537
Vice President and Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations, & Chief Financial Officer
or
Media Contact:
John Hourigan, 303-824-4586
Vice President, Corporate Communications